Exhibit 21.1

SUBSIDIARIES OF PIPER JAFFRAY COMPANIES

Piper Jaffray & Co.

Piper Jaffray Ltd.

Piper Jaffray Financial Products Inc.

Piper Jaffray Financial Products II Inc.

Piper Jaffray Ventures Inc.

Piper Ventures Capital Inc.

Piper Jaffray Funding LLC

PJH Idaho, Inc.

PJH Montana, Inc.

PJH South Dakota, Inc.

PJH Utah, Inc.

PJH Wyoming, Inc.

PJI Arizona, Inc.